EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Lynn M. Liddle
EVP, Communications and
Investor Relations: (734) 930-3008

Domino’s Pizza Posts Strong Third Quarter 2005 Financial Results

EPS of $0.30; up 30.4%

ANN ARBOR, Michigan, October 25, 2005: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced financial results for the third quarter and first three quarters of 2005, which ended September 11, 2005. Diluted earnings per share were $0.30 on net income of $20.8 million for the third quarter of 2005, driven primarily by strong global retail sales growth. Global retail sales were up 7.8% for the quarter versus the prior year period, driven by domestic and international same store sales and unit growth. Domestic same store sales increased 1.1% for the quarter, while international same store sales increased 4.5%, on a constant dollar basis, for the same period. Domestic and international same store sales increased 8.0% and 5.9%, respectively, for the same periods last year. The Company added 67 net stores worldwide during the quarter, and increased worldwide store counts by 342 net stores over the past four fiscal quarters.

Third Quarter Highlights (versus the prior year period):

•	Diluted EPS increased 30.4% to $0.30, on net income of $20.8 million, compared to pro forma diluted EPS of $0.23 in the third quarter of 2004. See page six of this release for a discussion of this pro forma measure.

•	Global retail sales, comprised of all retail sales at Company-owned and franchise stores worldwide, increased 7.8%, driven by higher same store sales and store counts.

•	Domestic same store sales increased 1.1%, comprised of a domestic Company-owned same store sales increase of 4.2% and a domestic franchise same store sales increase of 0.7%.

•	International same store sales increased 4.5%, on a constant dollar basis, marking the 47th consecutive quarter of international same store sales growth.

•	Worldwide store counts increased by a net 67 stores during the quarter, and increased by a net 342 stores over the past four fiscal quarters. At the end of the quarter, there were 7,945 Domino’s Pizza stores in operation worldwide. The net store growth data includes 14 closed franchise stores during the third quarter as a result of Hurricane Katrina.

Domino’s Pizza Chairman and CEO David A. Brandon, commented, “I am very pleased with the way we performed against our business plan for the third quarter. Both our domestic and international businesses drove positive same store sales growth, which was particularly noteworthy, considering our extremely strong sales performance in the same period last year. Together with lower cheese costs and healthy store growth, we were pleased to drive EPS growth of more than 30%.”

“I would also like to highlight the strength and character of our team members and franchisees in the wake of hurricanes Katrina and Rita,” Brandon continued. “Our largest domestic franchisee, RPM Pizza, is located in the center of Katrina’s devastation, and many of our franchisees and team members displayed incredible acts of selflessness by traveling to RPM Pizza locations throughout Mississippi and Louisiana and helping them get most of their stores reopened in a remarkably short period of time. In addition, we were privileged to provide free, hot food to thousands of evacuees and rescue workers during the weeks immediately following the storms. I am very proud of the resiliency of the Domino’s Pizza system and our ability to come together as a team during trying times to provide needed support to the communities we serve.”

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Domino’s Pizza: Q305 Earnings Release, Page Two

Conference Call Information

The Company plans to file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 11 a.m. (Eastern) to review its third quarter 2005 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at www.dominos.com. If you are unable to participate on the call, a replay will be available through midnight on November 25, 2005 by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), conference ID 3420972. The webcast will be archived for 30 days on www.dominos.com.

Board Declares Third Quarter Dividend

The Company’s third quarter dividend, in the amount of 10 cents per share, will be paid on December 30, 2005 to shareholders of record as of the close of business on December 15, 2005. On an annualized basis, our third quarter dividend equates to an approximate 1.9% dividend yield, based on the Company’s closing stock price of $21.31 on October 21, 2005.

Impact of Hurricanes Katrina and Rita

The Company’s overall operations and financial condition were not significantly impacted by hurricanes Katrina or Rita. However, 14 franchise stores in Louisiana and Mississippi suffered significant damage and are not expected to re-open in the near term. These stores have been designated as closed stores for store count purposes. Our Company-owned distribution center in Louisiana suffered only minor damage and continues to be fully operational.

Summary of Financial Results

Global Retail Sales Growth

Global retail sales include all retail sales worldwide at Company-owned and franchise stores (see Definitions).

(versus the prior year period)	Third Quarter of 2005	First Three Quarters of 2005
Domestic Stores	+3.3%	+8.0%
International stores	+17.7%	+19.9%

Global retail sales	+7.8%	+11.7%

The increases in third quarter and year-to-date global retail sales versus the prior year periods were driven by increases in same store sales and higher store counts as detailed in the following charts.

Same Store Sales Growth

See Definitions.

(versus the prior year period)	Third Quarter of 2005	First Three Quarters of 2005
Domestic Company-owned stores	+4.2%	+8.9%
Domestic franchise stores	+0.7%	+5.9%

Total Domestic Stores	+1.1%	+6.3%

International stores	+4.5%	+6.9%

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Domino’s Pizza: Q305 Earnings Release, Page Three

Store Counts and Net Unit Growth

	Domestic Company-owned Stores	Domestic Franchise Stores (1)	Total Domestic Stores	International Stores	Total
Store count at June 19, 2005	569	4,460	5,029	2,849	7,878
Openings	3	27	30	76	106
Closings	—	(33)	(33)	(6)	(39)
Transfers	2	(2)	—	—	—

Store count at September 11, 2005	574	4,452	5,026	2,919	7,945

Third quarter of 2005 net growth	5	(8)	(3)	70	67

First three quarters of 2005 net growth	(6)	24	18	170	188

Trailing 4 quarters net growth	(4)	85	81	261	342

(1)	The domestic franchise store counts at September 11, 2005 reflect 14 closed stores as a result of Hurricane Katrina.

Revenues

	Third Quarter			First Three Quarters
(dollars in thousands)	2005	2004	% Change	2005	2004	% Change
Domestic Company-owned stores	$91,024	$87,471	4.1%	$280,923	$259,497	8.3%
Domestic franchise	35,914	35,199	2.0%	112,384	103,604	8.5%
Domestic distribution	182,085	177,422	2.6%	572,127	529,199	8.1%
International	28,553	24,886	14.7%	88,764	75,669	17.3%

Total revenues (1)	$337,576	$324,978	3.9%	$1,054,198	$967,969	8.9%

(1)	Total revenues primarily include retail sales at Company-owned stores, royalties from franchise stores, and related sales from distribution operations, which sell food and equipment to all Company-owned stores and certain franchise stores. Company-owned store and franchise store revenues may vary significantly from period to period due to changes in store count mix, while distribution revenues may vary significantly as a result of fluctuations in food prices, primarily cheese prices.

The increases in third quarter and year-to-date total revenues versus the prior year periods were due primarily to increases in domestic Company-owned store revenues, which were driven by higher same store sales, and increases in distribution volumes which were driven by increases in domestic franchise retail sales, offset in part by lower cheese costs. The published cheese block price-per-pound averaged $1.48 and $1.51 in the third quarter and first three quarters of 2005, respectively, down from $1.60 and $1.65 in the comparable periods of 2004. Total revenues were also positively impacted by increases in revenues from international operations, primarily as a result of higher same store sales and store counts.

Operating Margin

	Third Quarter				First Three Quarters
(dollars in thousands)	2005	% of Revenues	2004	% of Revenues	2005	% of Revenues	2004	% of Revenues
Domestic Company-owned stores	$19,240	21.1%	$15,353	17.6%	$57,906	20.6%	$48,305	18.6%
Domestic franchise (1)	35,914	100.0%	35,199	100.0%	112,384	100.0%	103,604	100.0%
Domestic distribution	17,655	9.7%	16,420	9.3%	55,374	9.7%	49,516	9.4%
International	13,703	48.0%	12,310	49.5%	42,260	47.6%	36,570	48.3%

Total operating margin	$86,512	25.6%	$79,282	24.4%	$267,924	25.4%	$237,995	24.6%

(1)	Domestic franchise operations do not have a cost of sales component. Accordingly, the domestic franchise operating margin equals domestic franchise revenues.

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Domino’s Pizza: Q305 Earnings Release, Page Four

The increases in the third quarter and year-to-date total operating margin versus the prior year periods were due primarily to increases in retail sales from both international and domestic franchise operations, which drove higher royalty revenues. Total operating margin was also positively impacted by improvements in Company-owned store margins as a result of higher sales and lower insurance and food costs. In addition, operating margins in our domestic distribution operations increased as a result of higher volumes resulting from increases in domestic franchise retail sales. These increases were offset in part by increases in delivery costs due to higher fuel prices.

Total operating margin as a percentage of revenues increased 1.2 and 0.8 percentage points during the third quarter and year-to-date period, respectively, versus the prior year periods. Operating margin as a percentage of total revenues was positively impacted as a result of higher same store sales and store counts, which generated increased domestic and international franchise royalty revenues, higher distribution volumes and higher domestic Company-owned store revenues. Additionally, the total operating margin as a percentage of revenues was positively impacted as a result of lower food costs, including cheese and insurance costs, which benefited both domestic Company-owned store and distribution operating margins as a percentage of revenues. These increases were offset in part by increases in delivery costs due to higher fuel prices.

As mentioned above, the total operating margin as a percentage of revenues was positively impacted by lower cheese costs. Cheese price changes are a “pass-through” in domestic distribution revenues and cost of sales, and, as such, have no impact on the related operating margin. However, cheese price changes do impact operating margin as a percentage of revenues. Had the 2005 cheese prices been in effect during 2004, the total operating margin as a percentage of total revenues would have been approximately 24.6% and 24.8% for the third quarter and first three quarters of 2004, respectively, versus the reported 24.4% and 24.6%. This would have resulted in operating margin improvements of 1.0 and 0.6 percentage points in the third quarter and first three quarters of 2005, respectively, versus the reported improvements of 1.2 and 0.8 percentage points.

Similarly, had the 2005 cheese prices been in effect during 2004, the domestic distribution operating margin as a percentage of domestic distribution revenues would have been approximately 9.4% and 9.5% for the third quarter and first three quarters of 2004, respectively, versus the reported 9.3% and 9.4%. This would have resulted in operating margin improvements of 0.3 and 0.2 percentage points in the third quarter and first three quarters of 2005, respectively, versus the reported improvements of 0.4 and 0.3 percentage points.

General and Administrative Expenses

General and administrative expenses decreased $9.8 million, or 19.2%, during the third quarter of 2005 versus the prior year period, and decreased $1.3 million, or 1.1%, during the first three quarters of 2005 versus the prior year period. These decreases in general and administrative expenses were due primarily to the $10.0 million payment made to an affiliate of our former majority stockholder in connection with our initial public offering to terminate its management agreement with us, which occurred in the third quarter of 2004. The decrease for the year-to-date period was offset in part by increases in variable general and administrative expenses, including higher administrative labor due primarily to higher performance-based bonuses and increases in advertising contributions as a result of higher Company-owned store revenues. As a percentage of total revenues, general and administrative expenses decreased 3.5 percentage points to 12.2% in the third quarter of 2005 versus the prior year period, and decreased 1.2 percentage points to 11.9% in the first three quarters of 2005 versus the prior year period.

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Domino’s Pizza: Q305 Earnings Release, Page Five

Income from Operations

Income from operations increased $17.0 million, or 59.9%, during the third quarter of 2005 versus the prior year period, and increased $31.3 million, or 28.1%, during the first three quarters of 2005 versus the prior year period. Income from operations was positively impacted by higher royalty revenues from domestic and international franchise stores, increases resulting from higher domestic Company-owned same store sales, lower food and insurance costs, and higher volumes in our distribution business. Additionally, income from operations was positively impacted by the aforementioned decreases in general and administrative expenses.

Interest Expense, net

Interest expense, net decreased $5.5 million, or 32.0%, during the third quarter of 2005 versus the prior year period, and decreased $12.3 million, or 27.4%, during the first three quarters of 2005 versus the prior year period. These decreases were due primarily to lower average debt balances and $3.7 million in deferred financing and bond discount expense related to our initial public offering in the third quarter of 2004. The average outstanding debt balance, excluding capital lease obligations, decreased $139.8 million to $758.4 million in the third quarter, from $898.2 million in the prior year period, and decreased $161.0 million to $760.9 million in the year-to-date period, from $921.9 million for the first three quarters of 2004.

The Company’s effective borrowing rate increased 0.4 percentage points to 6.0% during the third quarter, from 5.6% in the prior year period, and decreased 0.2 percentage points to 5.5% during the year-to-date period, from 5.7% for the first three quarters of 2004. The effective borrowing rate during 2005 was positively impacted by reduced senior credit facility margin pricing, offset in part by higher market interest rates. The effective borrowing rate for the third quarter of 2005 was negatively impacted by changes in our outstanding interest rate swaps. At June 30, 2005, two floating-to-fixed interest rate derivatives expired with total notional amounts of $375 million. The Company paid 1.62% under a $300 million notional amount contract and 3.25% under a $75 million notional amount contract while the counterparty paid a floating interest rate under each contract. Concurrently, a $350 million notional amount floating-to-fixed interest rate derivative started with the Company paying 3.21% under the contract while the counterparty pays a floating interest rate.

Other

The third quarter and year-to-date 2004 other amount of $9.8 million was comprised of losses incurred in connection with debt retirements, including $9.0 million incurred in connection with the redemption of $109.1 million of Domino’s, Inc.’s senior subordinated notes in August 2004.

Net Income

Net income increased $19.8 million to $20.8 million during the third quarter of 2005 versus the prior year period, and increased $33.9 million to $69.2 million during the first three quarters of 2005 versus the prior year period. These increases were due primarily to the aforementioned increases in income from operations as well as the reductions in interest expense and other expense. Additionally, net income for the year-to-date period was positively impacted by lower income taxes resulting from the reversal of valuation allowances related to net operating loss deferred tax assets from certain of our foreign operations.

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Domino’s Pizza: Q305 Earnings Release, Page Six

Pro Forma EPS

Diluted earnings per share for the third quarter and year-to-date periods of 2005 were $0.30 and $1.00, respectively. Pro forma diluted earnings per share for the third quarter and year-to-date periods of 2004 were $0.23 and $0.75, respectively. Diluted EPS, as reported for the third quarter and first three quarters of 2004 is disclosed in the accompanying condensed consolidated statements of income.

Management believes it is helpful to investors to be presented with a pro forma EPS number for the third quarter and year-to-date periods of 2004, which is based on the Company’s capital structure following the completion of its initial public offering in the third quarter of 2004. As a result, the Company is providing pro forma EPS amounts for the third quarter and first three quarters of 2004, assuming that the following transactions occurred at the beginning of 2004:

(i)	the reclassification of previously outstanding Class A Common Stock and Class L Common Stock into Common Stock; and

(ii)	the issuance of the 9,375,000 shares in the IPO and the redemption of $109.1 million of senior subordinated notes, resulting in a reduction of interest expense of approximately $2.1 million ($1.3 million after-tax) in each of the first two quarters of 2004 and $1.6 million ($1.0 million after-tax) for the third quarter of 2004.

The following table reconciles net income, as reported to pro forma net income for the third quarter and first three quarters of 2004, respectively, and also presents the pro forma diluted weighted average shares of common stock outstanding used to determine pro forma diluted earnings per share. The denominator in the pro forma diluted EPS calculations below assumes that the capital structure in place after the IPO was in place for the first three quarters of 2004.

(In thousands, except per share data)	Third Quarter of 2004	First Three Quarters of 2004
Net income, as reported	$979	$35,270
Adjustments:
Reduction in interest expense from debt retirement	1,575	5,775
Elimination of payment to terminate management fee	10,000	10,000
Elimination of bond redemption premium and related expenses	12,749	12,749

Total adjustments (pre-tax)	24,324	28,524
Tax impact	(9,183)	(10,768)

Total adjustments (net of tax)	15,141	17,756

Pro forma net income	$16,120	$53,026

Weighted average shares outstanding – diluted	71,072	71,072

Earnings per share – diluted, pro forma	$0.23	$0.75

The following table reconciles diluted EPS, as reported to pro forma diluted EPS for the third quarter and first three quarters of 2004, respectively.

	Third Quarter of 2004	First Three Quarters of 2004
Earnings per share – diluted, as reported	$(0.02)	$0.35
Impact of pro forma adjustments	0.21	0.25
Impact of the reclassification of the Class L conversion and issuance of common stock assuming the IPO occurred at the beginning of the year	0.04	0.15

Earnings per share – diluted, pro forma	$0.23	$0.75

See Comments on Regulation G.

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Domino’s Pizza: Q305 Earnings Release, Page Seven

Liquidity

As of September 11, 2005, the Company had $755.2 million in total debt and $21.9 million of cash and cash equivalents. Including the effect of interest rate derivatives, approximately 70% of outstanding borrowings were contractually fixed at the end of the third quarter. The Company voluntarily repaid $25.0 million of senior credit facility borrowings in the first quarter of 2005. During the second and third quarters of 2005, the Company repaid $25.1 million and $15.1 million of outstanding borrowings, respectively, which consisted primarily of repayments of the $40.0 million of borrowings on our revolving credit facility that were used to repurchase approximately 4.4 million shares of the Company’s common stock during the second quarter of 2005. The Company is currently not required to pay down principal on its senior subordinated notes until 2011. The next scheduled principal amortization payment of $1.2 million on its senior credit facility is due on March 31, 2006. As of September 11, 2005, the Company had no borrowings under its $125.0 million revolving credit facility. Letters of credit issued under the revolving credit facility were $28.9 million at September 11, 2005.

Additionally, during the third quarter of 2005, the Company received credit rating upgrades from Standard and Poor’s. The rating on its senior secured debt improved to BB- from B+, while the rating on its senior subordinated debt improved to B from B-. According to Standard and Poor’s, these rating upgrades were given due to the Company’s leading market position, improving operating performance and a history of de-leveraging.

We did not have any material commitments for capital expenditures as of September 11, 2005. We currently expect our full year 2005 capital expenditures to total between $28 million and $38 million, including approximately $8 million relating to the completion of the renovation of our world headquarters.

Definitions

The Company uses “global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues, because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, distribution revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “same store sales growth,” calculated including only sales from stores that also had sales in the comparable period of the prior year, but excluding sales from certain seasonal locations such as stadiums and concert arenas. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis which reflects changes in sales in international local currency.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP financial measures within the meaning of Regulation G as a result of the significant changes in the Company’s capital structure resulting from our initial public offering in 2004. The Company has included “Pro Forma EPS,” calculated based on “Pro Forma Net Income,” which are both non-GAAP financial measures. The Company’s management believes that these measurements are important to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies in the industry. While management believes that these non-GAAP financial measures will be helpful to investors in understanding and evaluating the Company’s performance in the periods immediately following the IPO, management does not expect to continue to provide such non-GAAP financial measures once the effects of the significant changes to the Company’s capital structure are able to be fully reflected in the Company’s financial statements.

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Domino’s Pizza: Q305 Earnings Release, Page Eight

About Domino’s Pizza

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 7,945 franchised and Company-owned stores in the United States and more than 50 countries. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of more than $4.6 billion in 2004, comprised of nearly $3.2 billion domestically and more than $1.4 billion internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry and is the “Official Pizza of NASCAR®.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by Domino’s and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s and our franchisees to open new restaurants; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings and changes in accounting policies. Further information about factors that could affect Domino’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: Q305 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
(Dollars in thousands, except per share data)	September 11, 2005	% of Total Revenues	September 5, 2004	% of Total Revenues
Revenues:
Domestic Company-owned stores	$91,024		$87,471
Domestic franchise	35,914		35,199
Domestic distribution	182,085		177,422
International	28,553		24,886

Total revenues	337,576	100.0%	324,978	100.0%

Cost of sales:
Domestic Company-owned stores	71,784		72,118
Domestic distribution	164,430		161,002
International	14,850		12,576

Total cost of sales	251,064	74.4%	245,696	75.6%

Operating margin	86,512	25.6%	79,282	24.4%

General and administrative	41,128	12.2%	50,904	15.7%

Income from operations	45,384	13.4%	28,378	8.7%

Interest expense, net	11,591	3.4%	17,054	5.2%
Other	—	—	9,751	3.0%

Income before provision for income taxes	33,793	10.0%	1,573	0.5%

Provision for income taxes	12,977	3.8%	594	0.2%

Net income	$20,816	6.2%	$979	0.3%

Earnings per share:
As reported:
Common stock – diluted	$0.30		$(0.02)
Class L common stock – diluted	N/A		$0.50

Pro forma:
Common stock – diluted	N/A		$0.23

More tables to follow…

Domino’s Pizza: Q305 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Fiscal Quarters Ended
(Dollars in thousands, except per share data)	September 11, 2005	% of Total Revenues	September 5, 2004	% of Total Revenues
Revenues:
Domestic Company-owned stores	$280,923		$259,497
Domestic franchise	112,384		103,604
Domestic distribution	572,127		529,199
International	88,764		75,669

Total revenues	1,054,198	100.0%	967,969	100.0%

Cost of sales:
Domestic Company-owned stores	223,017		211,192
Domestic distribution	516,753		479,683
International	46,504		39,099

Total cost of sales	786,274	74.6%	729,974	75.4%

Operating margin	267,924	25.4%	237,995	24.6%

General and administrative	125,466	11.9%	126,824	13.1%

Income from operations	142,458	13.5%	111,171	11.5%

Interest expense, net	32,479	3.1%	44,761	4.7%
Other	—	—	9,751	1.0%

Income before provision for income taxes	109,979	10.4%	56,659	5.8%

Provision for income taxes	40,804	3.8%	21,389	2.2%

Net income	$69,175	6.6%	$35,270	3.6%

Earnings per share:
As reported:
Common stock – diluted	$1.00		$0.35
Class L common stock – diluted	N/A		$5.57

Pro forma:
Common stock – diluted	N/A		$0.75

More tables to follow…

Domino’s Pizza: Q305 Earnings Release, Page Eleven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	September 11, 2005	January 2, 2005 (Note)
Assets
Current assets:
Cash and cash equivalents	$21,902	$40,396
Accounts receivable	68,096	73,138
Inventories	23,194	21,505
Advertising fund assets, restricted	30,685	32,817
Other assets	24,622	21,635

Total current assets	168,499	189,491

Property, plant and equipment, net	135,225	136,883

Other assets	110,405	120,973

Total assets	$414,129	$447,347

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$2,693	$25,295
Accounts payable	53,560	55,350
Advertising fund liabilities	30,685	32,817
Other accrued liabilities	78,843	76,205

Total current liabilities	165,781	189,667

Long-term liabilities:
Long-term debt, less current portion	752,508	755,405
Other accrued liabilities	48,407	52,155

Total long-term liabilities	800,915	807,560

Total stockholders’ deficit	(552,567)	(549,880)

Total liabilities and stockholders’ deficit	$414,129	$447,347

Note: The balance sheet at January 2, 2005 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

More tables to follow…

Domino’s Pizza: Q305 Earnings Release, Page Twelve

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Fiscal Quarters Ended
(In thousands)	September 11, 2005	September 5, 2004

Cash flows from operating activities:
Net income	$69,175	$35,270
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	22,240	21,428
Amortization of deferred financing costs and debt discount	2,057	6,535
Provision for deferred income taxes	1,933	8,927
Other	1,611	1,140
Changes in operating assets and liabilities	11,873	(14,155)

Net cash provided by operating activities	108,889	59,145

Cash flows from investing activities:
Capital expenditures	(20,692)	(28,640)
Other	1,994	1,945

Net cash used in investing activities	(18,698)	(26,695)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	119,550
Proceeds from issuance of long-term debt	40,000	—
Repayments of long-term debt and capital lease obligation	(65,220)	(155,593)
Cash paid for financing fees	(514)	(654)
Repurchase of common stock	(75,000)	—
Dividends	(13,512)	—
Proceeds from exercise of stock options	3,761	277
Distributions	—	(16,880)
Other	1,581	(873)

Net cash used in financing activities	(108,904)	(54,173)

Effect of exchange rate changes on cash and cash equivalents	219	491

Decrease in cash and cash equivalents	(18,494)	(21,232)

Cash and cash equivalents, at beginning of period	40,396	46,391

Cash and cash equivalents, at end of period	$21,902	$25,159

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